Exhibit 10.2.12

THE USE OF THE FOLLOWING NOTATION IN THIS EXHIBIT INDICATES THAT THE CONFIDENTIAL PORTION HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION: [***]

TRANSITION AGREEMENT AND GENERAL RELEASE

This Transition Agreement and General Release (the “Agreement”), dated December 22, 2016 (the “Effective Date), is entered into by and between Gogo LLC (the “Company”) and Norman Smagley (the “Employee”).

WHEREAS, the Employee is currently employed by the Company as its Executive Vice President and Chief Financial Officer;

WHEREAS, the Company and the Employee have agreed that following a period during which the Employee provides transition services to the Company, the Employee will separate from employment with the Company;

WHEREAS, the Employee and the Company desire to enter into an agreement regarding the Employee’s transition services and separation from employment with the Company and a release of claims;

NOW, THEREFORE, in consideration of the mutual promises and agreements contained herein and for other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the Company and the Employee agree as follows:

1. Subject to the terms and conditions of this Agreement, in consideration of the Employee’s promises herein, and provided that the Employee does not revoke his execution of this Agreement pursuant to Paragraph 15 below:

A. The Employee’s employment with the Company will terminate at the close of business on December 31, 2017 (the “Separation Date”), and the Employee will remain an employee of the Company through such date. Except as provided in Paragraph 3 and Paragraph 4, the Employee will be paid his current base salary through the Separation Date on the regularly established Company pay dates; provided, however, that if Employee commences employment with an employer other than the Company during the period between the completion of the Transition (as defined below) and the Separation Date, Employee’s salary shall be reduced by 50% effective as of the date of resignation and applicable through the Separation Date. In addition, provided that Employee does not resign his employment before cash bonuses applicable to 2016 are paid to Company employees and the Company does not terminate his employment pursuant to Paragraph 5 of this Agreement before cash bonuses applicable to 2016 are paid to Company employees, Employee will be entitled to receive such bonus, if any, with respect to 2016 which he would have received had this Agreement not been executed, less tax withholding to the extent required by law, with such payment occurring on the date on which bonuses are paid to other senior executives of the Company.

B. During the period prior to the Separation Date:

i.	Until such time as the Company employs a new Chief Financial Officer, the Employee will continue to perform the duties and responsibilities of Executive Vice President and Chief Financial Officer as they exist as of the Effective Date and to perform such other tasks as may be reasonably assigned by the Company’s Chief Executive Officer, and except as provided in paragraph B(iv) below, will devote all of Employee’s working time, working attention and working energies to the business of the Company.

ii.	The Employee will execute a written resignation from the positions of Executive Vice President and Chief Financial Officer at a date determined by the Company following the employment by the Company of a new Chief Financial Officer (“Resignation Date”). Following such resignation the Employee will have the title of Senior Finance Advisor until the Separation Date.

iii.	Following the employment by the Company of a new Chief Financial Officer, the Employee will remain employed by the Company through the Separation Date and (1) prior to completion of the transition of his former duties and responsibilities to the new Chief Financial Officer (the “Transition”), assist in such Transition and perform such other tasks as may be reasonably assigned by the Company’s Chief Executive Officer, and except as provided in paragraph B(iv) below, will devote all of his working time, working attention and working energies to the business of the Company and (2) from the completion of such Transition to the Separation Date, be available to the Company when and as requested to perform such tasks as he may be reasonably assigned by the Company’s Chief Executive Officer. Not withstanding anything to the contrary contained herein, the Company acknowledges that after the Transition Date the Employee’s priority will be to either his search for employment or his new employer, and he shall not be required to perform any task that is inconsistent with or prohibited by any obligations he may owe to a new employer.

iv.	The Employee will be allowed reasonable time during normal business hours to engage in a search for new employment and the Company will pay up to $45,000 for senior executive level outplacement services at the firm of Employee’s choice for the period from the Effective Date through the end of the period through which severance will be paid.

v.	[***].

vi.	The Employee will continue to participate in the Company’s health and welfare programs on the same terms and conditions as comparable Company employees.

2. Following the Separation Date, the Company will provide the Employee with the following severance benefits:

A.	The Company will pay the Employee the total gross amount of $386,250, less tax withholding to the extent required by law, which represents an amount equal to twelve (12) months of the Employee’s current base pay.

B.	At such time, if any, as the Company pays bonuses to Company employees pursuant to an annual bonus plan established with respect to 2017, the Company will pay Employee an amount equal to the bonus Employee would have received had he continued to be employed as a direct report of the Chief Executive Officer as of such payment date, less tax withholding to the extent required by law.

C.	Notwithstanding anything to the contrary contained in the Aircell Holdings Inc. Stock Incentive Plan, the Gogo Inc. 2013 Omnibus Incentive Plan or the Gogo Inc. 2016 Omnibus Incentive Plan (each a “Plan” and collectively the “Plans”) or any Stock Option Agreement, Restricted Stock Agreement, Restricted Stock Unit Agreement, Performance RSU Agreement or Performance Option Agreement between the Company and Employee (collectively, the “Equity Agreements”), (i) the options listed in Part I of Exhibit A will continue to be exercisable through June 30, 2018 and (ii) the vesting of all restricted stock and restricted stock units issued to Employee for which time of service is the sole vesting criteria as listed in Part II of Exhibit A will be accelerated to the Separation Date.

D.	Should Employee timely elect to continue coverage pursuant to COBRA, the Company will reimburse Employee, for the twelve (12) month period beginning January 1, 2018, for the COBRA premiums due to maintain health insurance coverage that is substantially equivalent to that which he received immediately prior to the Separation Date.

E.	The Company will pay the Employee the amount described in Subparagraph 2(A) of this Agreement less required withholdings,

payable in 12 equal installments on the Company’s regular payroll dates beginning with the first such date that is at least seven days following the expiration date of the revocation period described in clause (b) of Paragraph 2(F) of this Agreement and provided the Employee has returned to the Company all Company equipment and/or property, has satisfied all outstanding debts to the Company, and has paid off all personal charges owed on any and all corporate credit cards which he is personally obligated to pay.

F.	The Company’s obligation to provide the Employee with the severance benefits described in Subparagraphs 2(A), (B), (C) and (D) of this Agreement is conditioned on (a) the Employee’s execution, on or after the Separation Date, of the Supplemental Mutual General Release attached hereto as Exhibit B, and (b) the failure of the Employee to revoke his execution of the Supplemental Mutual General Release within the seven (7) day period following execution of the Supplemental Mutual General Release. If the Employee does not comply with either of these conditions (either by failing to execute the Supplemental Mutual General Release on or after the Separation Date or by revoking his/her execution of the Supplemental Mutual General Release within the aforementioned seven (7) day period), the Company shall have no obligation to provide the Employee with any of the severance benefits described in Subparagraphs (A), (B), (C) and (D) of this paragraph except as required by the terms of any Equity Agreement as in effect on the Separation Date. The Employee acknowledges and agrees that the Employee would not be entitled to the benefits described in Subparagraphs (A), (B), (C) and (D) of this paragraph, except as required by the terms of any Equity Agreement as in effect on the Separation Date, if the Employee had not agreed to and fully complied with the terms and conditions set forth in this Subparagraph (F).

3. The Employee understands and agrees that he must continue to comply in all material respects with subparagraphs (i), (ii) and (iii) of Paragraph 1(B) and with all applicable Company policies and procedures through the Separation Date and that the Company may terminate his employment at any time prior to the Separation Date only if he fails to perform such obligations and, with respect to subparagraph (iii) of Paragraph 1(B), subject to the stated exception, or if the circumstances constitute “Cause” as defined in Section 8(d) of the Employment Agreement. In the event of such termination the Company will continue to pay the Employee his current base pay (through the effective date of such termination) but will have no other obligations to the Employee and, in particular, will have no obligation to provide the Employee with any severance benefits described in Paragraph 2 of this Agreement or otherwise, unless and to the extent required by Section 9(a) of the Employment Agreement dated September 7, 2010 between the Company and Employee (the “Employment Agreement”).

4. In the event the Employee resigns from his employment with the Company prior to the Separation Date, the Company will pay the Employee his current base pay (taking into account any reduction pursuant to Paragraph 1(A)) through the effective date of such resignation but will have no other obligations to the Employee and, in particular, will have no obligation to provide the Employee with any of the severance benefits described in Paragraph 2 of this Agreement or otherwise, unless and to the extent required by Section 9(a) of the Employment Agreement. Notwithstanding anything to the contrary contained herein, nothing in this Agreement shall be interpreted as prohibiting Employee from accepting a position from another employer and working full time for such employer (except as prohibited by Section 5 of the Employment Agreement) between the Transition Date and the Separation Date so long as Employee remains employed by Gogo and complies with the requirements of clause (2) of subparagraph B(iii), taking into account the last sentence of such subparagraph, until the Separation Date.

5. [***]. The Change of Control Agreement, dated March 6, 2013, between Gogo Inc. and the Employee and the Employment Agreement will terminate on the day on which Employee’s employment by the Company terminates except for those obligations in the Employment Agreement that survive termination as enumerated in Section 9(c) of the Employment Agreement.

6. [***].

7. The Employee, and anyone claiming through the Employee or on the Employee’s behalf, hereby releases the Company and the other Released Parties with respect to any and all claims, whether currently known or unknown, that the Employee now has or has ever had , or may ever have against the Company and/or any of the Released Parties arising from or related to any act or omission occurring prior to or on the date on which the Employee signs this Agreement, except those claims that cannot by law be waived, including the right to file a charge of discrimination with an administrative agency and/or participating in an agency investigation. Without limiting the foregoing, the claims released by the Employee hereunder include, but are not limited to:

A.	[***].

8. The Company hereby releases the Employee from any and all claims, whether currently known or unknown, that the Company now has or has ever had against the Employee arising from or related to any act or omission occurring prior to or on the date on which the Company signs this Agreement through its authorized agent, except those claims that cannot by law be waived.

9. [***].

10. [***].

11. The Employee acknowledges and agrees that, following the Separation Date, the effective date of the Employee’s termination pursuant to Paragraph 3 of this Agreement, or the effective date of the Employee’s resignation pursuant to Paragraph 4 of this

Agreement, whichever is applicable, the Employee will continue to be bound by and obligated to comply with the obligations contained in the Employee Proprietary Information and Inventions Agreement previously entered into between the Employee and the Company.

12. [***].

13. The Employee confirms that he has complied with and not communicated regarding his termination of employment verbally or otherwise with any current or former employee or other individual except his family, legal counsel, and financial or tax or personal advisor, as permitted by the communications plan approved by the Company and discussed with the Employee, and the Employee agrees to continue to comply with such plan going forward. Without limiting the foregoing, the Employee agrees to refrain from all conduct, verbal or otherwise, that disparages or damages or could disparage or damage the reputation, goodwill, or standing in the community of the Company or any of the other Released Parties, except as may be alleged in an action to enforce the terms of this Agreement or the Employment Agreement. The Company agrees to refrain from all conduct, verbal or otherwise, that disparages or damages or could disparage or damage the reputation or standing in the community of the Employee, except as may be alleged in an action to enforce the terms of this Agreement or the Employment Agreement. The Employee agrees to keep the terms of this Agreement confidential. Specifically, and unless otherwise required by law, the Employee promises he will never reveal to the public, publicize, communicate or otherwise make public the terms of this Agreement. However, the Employee may disclose the terms of this Release to his family, legal counsel, and/or financial or tax or personal advisor, but only after the Employee has obtained from such individuals their agreement to maintain the confidentiality of the terms of this Agreement. Additionally, both the Employee and the Company agree that this Agreement may be used as evidence in a possible lawsuit in which either the Employee or the Company alleges the other party has broken promises made in this Agreement. Nothing in this Paragraph shall be construed to prohibit the Employee from reporting conduct to, providing truthful information to or participating in any investigation or proceeding conducted by any federal or state agency or self-regulatory organization.

14. [***].

15. [***].

16. [***].

17. [***].

18. [***].

19. [***].

20. [***].

21. [***].

22. [***].

THE PARTIES STATE THAT THEY HAVE READ AND UNDERSTAND THE FOREGOING AND KNOWINGLY AND VOLUNTARILY INTEND TO BE BOUND THERETO:

Norman Smagley	Gogo LLC

/s/ Norman Smagley	By:	/s/ Margee Elias

Norman Smagley		Title:	Executive Vice President
(Please Print Name Here)

Date:	12/27/16	Date:	12/27/16

EXHIBIT A

SCHEDULE OF EQUITY AWARDS

Part 1

Grant Date	Grant Type	Total Shares Exercisable
9/27/2010	Non-Qualified Options	108,600 (123,600 shares granted less 15,000 Already exercised)

Part II

Grant Date	Grant Type	Total Shares Granted	Unvested as of 12/31/17
5/28/2014	RSA	14,000	3,500
5/25/2015	RSA	8,200	4,100
6/24/2016	RSA	8,200	6,150

EXHIBIT B

SUPPLEMENTAL MUTUAL GENERAL RELEASE

[***]Employee and the Company, through its authorized representative, agree to the terms and conditions set forth in this Supplemental Mutual Release.

Employee Norman Smagley	Date

[Name] For Company, Gogo, Inc.	Date